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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-152875

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

1.45% Senior Notes due 2013	$600,000,000	99.881%	$599,286,000	$42,729

2.50% Senior Notes due 2016	$700,000,000	99.940%	$699,580,000	$49,880

4.10% Senior Notes due 2021	$1,300,000,000	99.977%	$1,299,701,000	$92,669

Total			$2,598,567,000	$185,278

(1)
Calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933.

(2)
Pursuant to Rule 457(p), a portion of the registration fee currently due hereunder has been offset against the remaining $134,996 of the registration fee paid in connection with the Company's Registration Statement on Form S-3 (Registration No. 333-123324) filed with the Securities and Exchange Commission on March 15, 2005.

Prospectus Supplement
(To Prospectus dated August 11, 2008)

$600,000,000 1.45% Senior Notes due 2013
$700,000,000 2.50% Senior Notes due 2016
$1,300,000,000 4.10% Senior Notes due 2021

         We are offering $600,000,000 aggregate principal amount of our 1.45% senior notes due 2013, $700,000,000 aggregate principal amount of our 2.50% senior notes due 2016 and $1,300,000,000 aggregate principal amount of our 4.10% senior notes due 2021.

         In this prospectus supplement, we refer to the 1.45% senior notes due 2013 as the "2013 notes", the 2.50% senior notes due 2016 as the "2016 notes" and the 4.10% senior notes due 2021 as the "2021 notes" and the 2013 notes, the 2016 notes and the 2021 notes collectively as the "notes". We will pay interest on the 2013 notes on June 13 and December 13 of each year, beginning June 13, 2011. We will pay interest on the 2016 notes and the 2021 notes on February 1 and August 1 of each year, beginning August 1, 2011. The 2013 notes will mature on December 13, 2013, the 2016 notes will mature on February 1, 2016 and the 2021 notes will mature on February 1, 2021. We may redeem some or all of the notes of any series at our option at any time and from time to time at the redemption prices described under "Description of the Notes—Optional Redemption" in this prospectus supplement.

         The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our other unsecured senior indebtedness from time to time outstanding. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange.

         Investing in the notes involves risks. Please read "Risk Factors" beginning on page S-1 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Public Offering Price(1)	Underwriting Discount	Proceeds, Before Expenses, to Us
Per 2013 Note	99.881%	0.250%	99.631%
Total for 2013 Notes	$599,286,000	$1,500,000	$597,786,000
Per 2016 Note	99.940%	0.475%	99.465%
Total for 2016 Notes	$699,580,000	$3,325,000	$696,255,000
Per 2021 Note	99.977%	0.550%	99.427%
Total for 2021 Notes	$1,299,701,000	$7,150,000	$1,292,551,000

(1)
Plus accrued interest, if any, from December 16, 2010.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The notes will be delivered to investors on or about December 16, 2010 in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York.

Joint Book-Running Managers

Barclays Capital	BofA Merrill Lynch	J.P. Morgan

Citi	Wells Fargo Securities

BNP PARIBAS	BNY Mellon Capital Markets, LLC	RBS	Scotia Capital
UBS Investment Bank	Mitsubishi UFJ Securities	Credit Suisse	Mizuho Securities USA Inc.
SOCIETE GENERALE	BBVA Securities	Banca IMI	ING
Standard Chartered Bank		The Williams Capital Group, L.P.

December 13, 2010

 ABOUT THIS PROSPECTUS SUPPLEMENT

        No action has been or will be taken in any jurisdiction by us or by any underwriter that would permit a public offering of the notes or the possession or distribution of this prospectus supplement, the accompanying prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than the United States. Unless otherwise expressly stated or the context otherwise requires, references to "dollars," "$" and other similar references in this prospectus supplement, the accompanying prospectus and any related free writing prospectuses are to U.S. dollars.

        No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide to you in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful.

        Unless otherwise expressly stated or the context otherwise requires, the words "Occidental," "we," "us" and "our" as used in this prospectus supplement refer only to Occidental Petroleum Corporation and not to any of our subsidiaries.

i

RISK FACTORS

        Investing in the notes involves risks. You should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Specifically, please see "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2009 and the other information in that and the other reports that we file with the SEC that are incorporated by reference in this prospectus supplement for a discussion of risk factors that may affect our business. Realization of any of those or the following risks or adverse results from any matter listed under the heading "Forward-Looking Statements" in the accompanying prospectus or any such reports could have a material adverse effect on our business, financial condition, cash flows and results of operations, and you might lose all or part of your investment.

Risks related to the notes

The notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

        Substantially all of our operations are conducted through our subsidiaries. None of our subsidiaries is a guarantor of the notes. As a result, our right to receive assets upon the liquidation or recapitalization of any of our subsidiaries, and your consequent right to participate in those assets, is subject to the claims of such subsidiary's creditors. Accordingly, the notes are effectively subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in or other liens on the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims.

        In addition, we derive substantially all of our revenues from our subsidiaries. As a result, our cash flow and our ability to service our debt and other obligations, including the notes, depends on the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us with cash to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation to make payments on the notes or to make funds available to us for that purpose. In addition, dividends, loans or other distributions from our subsidiaries to us may be subject to contractual and other restrictions, are dependent upon results of operations of our subsidiaries, may be subject to tax or other laws limiting our ability to repatriate funds from foreign subsidiaries and are subject to other business considerations.

The notes will be unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur.

        The notes will not be secured by any of our assets. As a result, the notes are effectively subordinated to any secured debt we or our subsidiaries may incur in the future to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our secured debt and the secured debt of our subsidiaries may assert rights against the assets pledged to secure that debt in order to receive full payment of their debt before the assets may be used to pay other creditors, including the holders of the notes.

Our credit ratings may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade.

        Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due but they may not reflect the potential impact of all risks related to an investment in the notes. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. We have no obligation to maintain the ratings and neither we nor any underwriter undertakes any obligation to advise holders of notes of any change in ratings. Each agency's rating should be evaluated independently of any other agency's rating.

The indenture does not limit the amount of indebtedness that we or our subsidiaries may incur.

        The indenture does not limit the ability of us or our subsidiaries to incur additional indebtedness or contain provisions that would afford holders of the notes protection in the event of a decline in our credit quality or a take-over, recapitalization or highly leveraged or similar transaction. Accordingly, we and our subsidiaries could, in the future, enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect your position in our consolidated capital structure or our credit ratings.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

        The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

 OCCIDENTAL

        We conduct our continuing operations through three segments: (1) oil and gas; (2) chemical; and (3) midstream, marketing and other (midstream and marketing). The oil and gas segment explores for, develops, produces and markets crude oil, including natural gas liquids ("NGLs") and condensate (together with NGLs, "liquids"), as well as natural gas. The chemical segment manufactures and markets basic chemicals, vinyls and other chemicals. The midstream and marketing segment gathers, treats, processes, transports, stores, purchases and markets crude oil (including liquids), natural gas, carbon dioxide and power. The segment also trades around its assets, including pipelines and storage capacity, and trades commodities and commodity-related securities.

USE OF PROCEEDS

        The net proceeds from this offering are expected to be approximately $2,584 million, after deducting the underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from the sale of the notes for general corporate purposes, including acquisitions.

DESCRIPTION OF THE NOTES

        The 2013 notes, the 2016 notes and the 2021 notes will each constitute a separate series of senior debt securities under an indenture dated as of April 1, 1998 (the "indenture") between us and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee. We will issue the notes under an officers' certificate pursuant to such indenture setting forth the specific terms applicable to such notes. References to the "indenture" in this description mean such indenture as so supplemented by such certificate.

        The following description is a summary of some of the provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture. You should carefully read the summary below, the description of the general terms and provisions of our senior debt securities set forth in the accompanying prospectus under the heading "Description of Senior Debt Securities" and the indenture before investing in the notes.

        This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the senior debt securities and the indenture in the accompanying prospectus. The notes are "senior debt securities" as that term is used in the accompanying prospectus, the indenture is referred to in the accompanying prospectus as the "Senior Indenture" and the trustee is referred to in the accompanying prospectus as the "Senior Indenture Trustee." In this description, the term "Securities" refers to all senior debt securities that may be issued under the indenture and includes the notes.

Description of the Notes

        The notes are unsecured and will rank equally in right of payment with all of our other senior unsecured indebtedness. The indenture does not limit the aggregate principal amount of Securities that we may issue under the indenture and we may, without the consent of holders of outstanding Securities, issue additional Securities thereunder. In addition, the indenture does not limit the amount of other debt securities or indebtedness that we or our subsidiaries may issue or incur. As of September 30, 2010, we had approximately $2.5 billion of senior debt securities outstanding which ranked equally in right of payment with the notes.

        Substantially all of our operations are conducted through our subsidiaries. None of our subsidiaries is a guarantor of the notes. As a result, our right to receive assets upon the liquidation or recapitalization of any of our subsidiaries, and your consequent right to participate in those assets, is subject to the claims of such subsidiary's creditors. Accordingly, the notes are effectively subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. Even if we are recognized as a creditor of one or more of our subsidiaries, our claims would still be effectively subordinated to any security interests in or other liens on the assets of any such subsidiary and to any indebtedness or other liabilities of any such subsidiary senior to our claims.

Principal, Maturity and Interest

        The 2013 notes will be initially limited to $600,000,000 aggregate principal amount, the 2016 notes will be initially limited to $700,000,000 aggregate principal amount and the 2021 notes will be initially limited to $1,300,000,000 aggregate principal amount. The 2013 notes will mature on December 13, 2013, the 2016 notes will mature on February 1, 2016 and the 2021 notes will mature on February 1, 2021. We may, from time to time, without the consent of the holders of the notes of any series, reopen the notes of such series and issue additional notes of such series.

        Interest on the 2013 notes will accrue at the rate of 1.45% per year, interest on the 2016 notes will accrue at the rate of 2.50% per year and interest on the 2021 notes will accrue at the rate of 4.10% per year. Interest on the 2013 notes will be payable semi-annually in arrears on June 13 and December 13, commencing on June 13, 2011. Interest on the 2016 notes and the 2021 notes will be payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 2011. We will make each interest payment to the holders of record of the notes at the close of business on the immediately preceding June 1 and December 1, respectively, for the 2013 notes and on the immediately preceding January 15 and July 15, respectively, for the 2016 notes and the 2021 notes.

        If any interest payment date, maturity date or redemption date for the notes falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue on that payment for the period from and after such interest payment date, maturity date or redemption date until such following business day.

        Interest on the notes will accrue from December 16, 2010 and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Interest payable on any interest payment date or on the maturity date of the notes of each series shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for on the notes of such series (or from and including the original issue date of the notes of such series, if no interest has been paid or duly provided for on the notes of such series) to, but not including, such interest payment date or maturity date, as the case may be.

Place of Payment, Transfer and Exchange

        All payments on the notes will be made, and transfers of the notes will be registrable, at the trustee's office in The City of New York, unless we designate another place for such purpose.

Optional Redemption

        The 2013 notes and the 2016 notes are redeemable at our option, in whole at any time or in part from time to time, and the 2021 notes are redeemable at our option, in whole at any time or in part from time to time prior to November 1, 2020, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes of such series to be redeemed; and

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series to be redeemed (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Adjusted Treasury Rate plus 10 basis points, in the case of the 2013 notes, 12 basis points, in the case of the 2016 notes and 15 basis points, in the case of the 2021 notes;

plus, in each case, accrued and unpaid interest on the principal amount of the notes of such series being redeemed to the redemption date.

        On and after November 1, 2020, the 2021 notes are redeemable at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the 2021 notes to be redeemed, plus accrued and unpaid interest on the principal amount of the 2021 notes being redeemed to the redemption date.

        Notwithstanding the foregoing, with respect to payments of interest on the notes of any series that are due and payable on any interest payment dates falling on or prior to a redemption date for the notes of such series, we will make such payments to the record holders of such notes at the close of business on the relevant regular record dates.

        We will send to each holder of the notes of any series notice of any redemption of notes of such series at least 30 days but not more than 60 days before the applicable redemption date. Unless we default in payment of the redemption price (or accrued and unpaid interest) with respect to the notes of such series to be redeemed, no interest shall accrue on the notes or portions thereof so redeemed for the period on and after such redemption date. If less than all of the notes of any series are to be redeemed, the trustee will select the notes (or portions thereof) to be redeemed by such method as the trustee shall deem fair and appropriate.

        "Adjusted Treasury Rate" means, with respect to any redemption date for the notes of any series, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means, with respect to any redemption date for the notes of any series, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes of such series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of such series.

        "Comparable Treasury Price" means, with respect to any redemption date for the notes of any series, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, such average in any case to be determined by the Quotation Agent, or (3) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

        "Quotation Agent" means, with respect to any redemption date for the notes of any series, the Reference Treasury Dealer appointed by us.

        "Reference Treasury Dealer" means, with respect to any redemption date for the notes of any series, (1) Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates which are primary U.S. Government securities dealers) and their respective successors; provided, however, that if any of them shall cease to be a primary U.S. Government securities dealer in the United States of America (a "Primary Treasury Dealer"), we shall substitute for it another Primary Treasury Dealer and (2) any other Primary Treasury Dealer or Dealers selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes of any series, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day in The City of New York preceding such redemption date.

Book-Entry; Delivery and Form

        The notes will be issued in the form of one or more global notes ("Global Notes") which will be held by the trustee as custodian for The Depository Trust Company (the "Depositary"), New York, New York, and registered in the name of Cede & Co., as nominee of the Depositary. All interests in the Global Notes will be subject to the operations and procedures of the Depositary, Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking, société anonyme ("Clearstream, Luxembourg"). The notes will be issued in fully registered form without coupons and will be issued in, and beneficial interests in the Global Notes must be held in, minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Notwithstanding the foregoing, if (1) the Depositary notifies us that it is unwilling or unable to continue as depositary for the notes of any series or if the Depositary ceases to be eligible to act in such capacity and a successor depositary is not appointed by us within 90 days, (2) an event or default

(as defined in the indenture) with respect to the notes of any series shall have occurred and be continuing or (3) we in our sole discretion shall determine that the notes of any series will no longer be represented by Global Notes, the Global Notes of such series will be exchanged for notes of such series in definitive form of like tenor and in an equal aggregate principal amount in authorized denominations. Such definitive notes will be registered in such name or names as the Depositary instructs the trustee.

        The Depositary has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, the Depositary or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such Depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with the Depositary ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through the Depositary if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as the Depositary, or its nominee, is the registered owner or holder of the notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with the Depositary's procedures and those provided for under the indenture.

        Payments of the principal of and premium, if any, and interest on the Global Notes will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes. Neither we nor the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        The Depositary has advised us that its present practice is, upon receipt of any payment of principal of and premium, if any, and interest on the Global Notes, to credit participants' accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in the Depositary will be effected in the ordinary way through the Depositary's same-day funds settlement system in accordance with the Depositary's rules and will be settled in same-day funds.

        The Depositary has advised us as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depositary system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, or indirect participants.

        Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depositary, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters or the trustee will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which hold those interests in customers' securities accounts in the depositaries' names on the books of the Depositary. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the "U.S. Depositaries").

        Clearstream, Luxembourg holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

        Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including investment banks, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the "Euroclear Operator") in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

        Distributions with respect to the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

        Euroclear holds securities and book-entry interests in securities for participating organizations ("Euroclear Participants") and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a Global Note through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a Global Note through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

        Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between direct participants in the Depositary, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through the Depositary in accordance with the Depositary's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to the Depositary. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a Global Note from a direct participant in the Depositary will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of the Depositary. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a Global Note by or through a Euroclear Participant or Clearstream Participant to a direct participant in the Depositary will be received with value on the settlement date of the Depositary but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the Depositary's settlement date.

        The information in this section concerning the Depositary, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

        Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Euroclear Participants and Clearstream Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective Participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS

        The following is a summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of the notes by an initial purchaser of the notes that, for United States federal income tax purposes, is not a "United States person" as defined below (a "Non-U.S. Holder") and purchases the notes pursuant to this prospectus supplement. This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (i) United States federal income tax consequences to a Non-U.S. Holder that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual and such holder is present in the United States for 183 or more days during the taxable year, or (C) is a corporation which operates through a United States branch, and (ii) state, local or non-United States tax considerations. Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the purchase, ownership, and disposition of the notes.

        For the purposes of this summary, a "United States person" is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person.

Interest Income

        Payments of interest on the notes made to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that (i) such holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (B) is not a controlled foreign corporation that is related to us through stock ownership for United States federal income tax purposes and (C) is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business and (ii) the requirements of section 871(h) or 881(c) of the Internal Revenue Code of 1986, as amended (the "Code"), are satisfied as described below under the heading "Owner's Statement Requirement."

Sale or Exchange

        A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption, or other disposition of a note.

Owner's Statement Requirement

        In order to avoid withholding tax on interest under section 871(h) or 881(c) of the Code, either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial

Institution") and that holds a note on behalf of such owner must file a statement with us or our agent to the effect that the beneficial owner is not a United States person. This requirement will be satisfied if we or our agent receives (i) a statement (an "Owner's Statement") from the beneficial owner of a note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address, and if applicable, information with respect to tax treaty benefits, on an Internal Revenue Service Form W-8BEN (or suitable substitute form) or (ii) a statement from the Financial Institution holding the note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement, together with a copy of the Owner's Statement. The beneficial owner must inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

Backup Withholding and Information Reporting

        United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on a note to a Non-U.S. Holder if an Owner's Statement or similar documentation is received or an exemption has otherwise been established, provided that the relevant agent does not know or have reason to know that the payee is a United States person. If a note is held by a Non-U.S. Holder through a United States or United States related broker or financial institution and, in such case, if the Non-U.S. Holder fails to provide an Owner's Statement or other appropriate evidence of non-United States status, backup withholding may apply.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability if the Non-U.S. Holder provides the required information to the United States Internal Revenue Service.

UNDERWRITING

        We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the notes indicated in the following table.

Underwriters	Principal Amount of 2013 Notes	Principal Amount of 2016 Notes	Principal Amount of 2021 Notes
Barclays Capital Inc.	$90,000,000	$105,000,000	$195,000,000
J.P. Morgan Securities LLC	90,000,000	105,000,000	195,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	90,000,000	105,000,000	195,000,000
Citigroup Global Markets Inc.	72,000,000	84,000,000	156,000,000
Wells Fargo Securities, LLC	72,000,000	84,000,000	156,000,000
BNP Paribas Securities Corp.	20,400,000	23,800,000	44,200,000
BNY Mellon Capital Markets, LLC	20,400,000	23,800,000	44,200,000
RBS Securities Inc.	20,400,000	23,800,000	44,200,000
Scotia Capital (USA) Inc.	20,400,000	23,800,000	44,200,000
UBS Securities LLC	20,400,000	23,800,000	44,200,000
Mitsubishi UFJ Securities (USA), Inc.	15,000,000	17,500,000	32,500,000
Credit Suisse Securities (USA) LLC	12,000,000	14,000,000	26,000,000
Mizuho Securities USA Inc.	12,000,000	14,000,000	26,000,000
SG Americas Securities, LLC	12,000,000	14,000,000	26,000,000
BBVA Securities Inc.	9,000,000	10,500,000	19,500,000
Banca IMI S.p.A.	6,000,000	7,000,000	13,000,000
ING Financial Markets LLC	6,000,000	7,000,000	13,000,000
Standard Chartered Bank	6,000,000	7,000,000	13,000,000
The Williams Capital Group, L.P.	6,000,000	7,000,000	13,000,000

Total	$600,000,000	$700,000,000	$1,300,000,000

        The underwriters are committed, subject to certain conditions, to take and, if any are taken, pay for all of the notes being offered.

        Notes sold by the underwriters to the public will initially be offered at the respective initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering prices of up to 0.150% of the principal amount of the 2013 notes, up to 0.300% of the principal amount of the 2016 notes and up to 0.350% of the principal amount of the 2021 notes. Any such securities dealers may resell notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering prices of up to 0.125% of the principal amount of the 2013 notes, up to 0.275% of the principal amount of the 2016 notes and up to 0.350% of the principal amount of the 2021 notes. If all the notes of any series are not sold at the initial offering prices, the underwriters may change the offering prices to the public and the other selling terms of the notes of such series. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering:

	Per 2013 Note	Per 2016 Note	Per 2021 Note	Total
Underwriting discounts	0.250%	0.475%	0.550%	$11,975,000

        The notes of each series are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in each series of notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to whether a trading market for any series of notes will develop or as to the liquidity of any trading market for any series of notes that may develop.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriting syndicate has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.6 million.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        In the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with us and our affiliates, for which they have received and in the future may receive compensation.

        Banca IMI S.p.A. and Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of Financial Industry Regulatory Authority, Inc.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State other than:

  a.
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  b.
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  c.
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  d.
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that:

  a.
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended ("FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not apply to us; and

  b.
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

        Certain legal matters in connection with the offering of the notes will be passed upon for us by Kendrick F. Royer, our Assistant General Counsel. Certain matters relating to federal income tax considerations will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Sidley Austin LLP, San Francisco, California, will act as counsel to the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read through the Investor Relations section of our website at www.oxy.com. Information on our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the notes.

        The SEC allows us to "incorporate by reference" the information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any information filed with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

  •
  Annual Report on Form 10-K for the year ended December 31, 2009 (including portions of our Definitive Proxy Statement on Schedule 14A filed on March 23, 2010 that are incorporated by reference into Part III of our Annual Report on Form 10-K);

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and

  •
  Current Reports on Form 8-K filed on January 28, 2010, January 29, 2010, February 3, 2010, April 29, 2010, May 11, 2010, July 27, 2010, August 3, 2010, October 14, 2010, October 19, 2010 and December 10, 2010 (as amended by the Form 8-K/A filed on December 13, 2010, which is also incorporated by reference herein), and December 13, 2010 (except in each case for information appearing under Item 2.02 or 7.01 and related exhibits).

        We also incorporate by reference all documents we may subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement until the termination of the offering.

        Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus supplement.

        We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement. Requests should be directed to:

Occidental Petroleum Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024
Attn: Vice President and Treasurer
Telephone: (310) 208-8800

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any applicable free writing prospectuses. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front covers of this prospectus supplement and the accompanying prospectus, the information contained in any related free writing prospectus will be accurate only as of the date of that document, and the information contained in any document incorporated by reference in this prospectus supplement is accurate only as the date of such document. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

        Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus.

Prospectus

OCCIDENTAL PETROLEUM CORPORATION

Senior Debt Securities

        We may offer, issue and sell senior debt securities from time to time.

        We may offer and sell these senior debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these senior debt securities. The specific terms of any senior debt securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

        Investing in our senior debt securities involves risks. See "Risk Factors" in our most recent annual report on Form 10-K, which is incorporated herein by reference, as well as in any of our subsequently filed quarterly or current reports that are incorporated herein by reference and any applicable prospectus supplement.

        This prospectus may not be used to sell senior debt securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 11, 2008.

 ABOUT THIS PROSPECTUS

        Unless otherwise stated or the context otherwise requires, the terms "Occidental," "we," "us," "our," and "the Company" refer to Occidental Petroleum Corporation and not any of our subsidiaries.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may from time to time sell the senior debt securities described in this prospectus in one or more offerings.

        This prospectus describes some of the general terms that may apply to these senior debt securities. The specific terms of any senior debt securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and the applicable prospectus supplement together with any additional information described under the heading "Where You Can Find More Information" before you make your investment decision.

i

 FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain forward-looking statements and involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Factors that could cause results to differ materially include, but are not limited to:

  •
  exploration risks such as drilling unsuccessful wells;

  •
  global commodity pricing fluctuations;

  •
  higher-than-expected costs;

  •
  potential liability for remedial actions under existing or future environmental regulations and litigation;

  •
  potential liability resulting from pending or future litigation;

  •
  general domestic and international political conditions;

  •
  potential disruption or interruption of our production or manufacturing facilities due to accidents, political events or insurgent activity;

  •
  potential failure to achieve expected production from existing and future oil and gas development projects;

  •
  the supply/demand considerations for our products;

  •
  any general economic recession or slowdown domestically or internationally;

  •
  changes in law or regulations;

  •
  changes in tax law or regulations; and

  •
  not successfully completing, or any material delay of, any development of new fields, expansion, capital expenditure, efficiency-improvement project, acquisition or disposition.

        Words such as "estimate," "project," "predict," "will," "would," "could," "may," "might," "anticipate," "plan," "intend," "believe," "expect" or similar expressions that convey the uncertainty of future events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Unless legally required, we do not undertake any obligation to update any forward-looking statements, as a result of new information, future events or otherwise. Certain risks that may affect our results of operations and financial position appear under the heading "Risk Factors" and elsewhere in our most recent annual report on Form 10-K, which is incorporated herein by reference, as well as in any of our subsequently filed quarterly or current reports that are incorporated herein by reference and any applicable prospectus supplement.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read through the Investor Relations section of our website at www.oxy.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to our securities.

        The SEC allows us to "incorporate by reference" the information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which have been filed with the SEC:

  •
  Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008; and

  •
  Current Reports on Form 8-K filed on January 29, 2008 (except for information appearing under Item 2.02 and related exhibits), April 17, 2008, April 24, 2008 (except for information appearing under Item 2.02 and related exhibits), May 23, 2008, July 22, 2008 and July 24, 2008 (except for information appearing under Item 2.02 and related exhibits).

        We also incorporate by reference all documents we may subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering.

        Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

        We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus. Requests should be directed to:

Occidental Petroleum Corporation
10889 Wilshire Boulevard
Los Angeles, California 90024
Attn: James R. Havert
Telephone: (310) 208-8800

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplements and any applicable free writing prospectuses. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus, the information contained in any accompanying prospectus supplement or related free writing prospectus will be accurate only as of the date of that document, and the information contained in any document incorporated by reference in this prospectus is accurate only as the date of such document. Our business, financial condition, results of operations and prospects may have changed since that date.

        Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.

 OCCIDENTAL

        We conduct our operations through three operating segments: (1) oil and gas, (2) chemical and (3) midstream, marketing and other activities. The oil and gas segment explores for, develops and produces crude oil, natural gas and natural gas liquids. The chemical segment manufactures and markets basic chemicals, vinyls and performance chemicals. The midstream, marketing and other activities segment gathers, processes, transports, stores and markets crude oil, natural gas, natural gas liquids and carbon dioxide production, and generates electricity at various facilities. Our principal executive offices are located at 10889 Wilshire Boulevard, Los Angeles, California 90024; telephone (310) 208-8800.

USE OF PROCEEDS

        The net proceeds we receive from the sale of senior debt securities, if any, offered under this prospectus may be used for general corporate purposes, including working capital, acquisitions, retirement of debt, stock repurchases and other business opportunities.

 RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our total enterprise ratios of earnings to fixed charges based on our and our subsidiaries' historical results. For the purpose of calculating this ratio, earnings consist of income from continuing operations before income taxes (other than foreign oil and gas taxes) and fixed charges. Fixed charges include interest and debt expense, including the proportionate share of interest and debt expense of equity investments, and the portion of lease rentals representative of the interest factor. We did not have any preferred stock outstanding for the periods presented and, therefore, the ratios of earnings to combined fixed charges and preferred stock dividends would be same as the ratios of earnings to fixed charges presented below.

	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges	50.02	10.99	15.35	15.24	15.46	10.67	7.07

 DESCRIPTION OF SENIOR DEBT SECURITIES

General

        We may issue one or more series of senior debt securities pursuant to this prospectus. We may issue the senior debt securities under the senior indenture, dated as of April 1, 1998 (the "Senior Indenture"), between us and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee ("Senior Indenture Trustee"). The Senior Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        Below is a description of certain general terms of the senior debt securities. The description is not complete and is subject to and qualified in its entirety by reference to the Senior Indenture. The particular terms of a series of senior debt securities will be described in a prospectus supplement and, if applicable, a pricing supplement. Capitalized terms used but not defined in this summary have the meanings specified in the Senior Indenture.

        The senior debt securities will rank equally with all of our senior and unsubordinated debt. The Senior Indenture is subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Indenture does not limit the amount of senior debt securities which we may issue, nor does it limit us or our subsidiaries from issuing any other debt.

        Each prospectus supplement, together with a pricing supplement, if applicable, will describe the terms relating to a series of senior debt securities, which may include:

  •
  the title;

  •
  any limit on the amount that may be issued;

  •
  whether or not that series of senior debt securities will be issued as registered securities, bearer securities or both;

  •
  the price at which that series of senior debt securities will be issued, which may be at a discount;

  •
  whether or not that series of senior debt securities will be issued in global form, the terms and who the depositary will be;

  •
  the maturity date(s) or the method of determining the maturity date(s);

  •
  the person to whom any interest will be payable on any registered security, if other than the person in whose name that security is registered at the close of business on the regular record date;

  •
  the interest rate(s), if any, (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s);

  •
  the place(s) where payments shall be payable, registered securities may be surrendered for registration of transfer, securities may be surrendered for exchange, and notices and demands to or upon us may be served;

  •
  the period(s) within which, and the price(s) at which, that series of senior debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and other related terms and conditions;

  •
  any mandatory or optional sinking fund provisions or any provisions for remarketing that series of senior debt securities and other related terms and provisions;

  •
  the denominations in which that series of senior debt securities will be issued, if other than denominations of $1,000 in the case of registered securities and any integral multiple thereof, and in the case of bearer securities, if other than denominations of $5,000 and $100,000;

  •
  the currency or currencies, including composite currencies or currency units, in which that series of senior debt securities may be denominated or in which payment of the principal of and interest on, if any, that series of senior debt securities shall be payable, if other than the currency of the United States of America, and, if so, whether that series of senior debt securities may be satisfied and discharged other than as provided in Article Four of the Senior Indenture;

  •
  if the amounts of payments of principal of and interest on, if any, that series of senior debt securities are to be determined by reference to an index, formula or other method, or based on a coin or currency other than that in which that series of senior debt securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any, with respect thereto;

  •
  if other than the principal amount thereof, the portion of the principal amount of that series of senior debt securities that will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

  •
  whether we will pay additional amounts on any of the senior debt securities and coupons, if any, of the series to any non-United States holder in respect of any tax, assessment or governmental charge withheld or deducted, and under what circumstances and with what procedures we will pay such additional amounts;

  •
  if other than as defined in the Senior Indenture, the meaning of "Business Day" when used with respect to that series of senior debt securities;

  •
  if that series of senior debt securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary security of such series or otherwise), or any installment of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Senior Indenture, the forms and terms of those certificates, documents or conditions;

  •
  any addition to, or modification or deletion of, any event of default, covenant or other term or provision specified in the Senior Indenture with respect to that series of senior debt securities; and

  •
  any other terms (which terms may be inconsistent with the Senior Indenture).

        Each prospectus supplement or pricing supplement, as applicable, may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the senior debt securities that the prospectus supplement or pricing supplement covers, as applicable.

Limitation on Liens

        We will not, nor will we permit any Consolidated Subsidiary (as defined below), to incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt (as defined below), unless the senior debt securities are secured equally and ratably with (or prior to) such Secured Debt. This covenant will not apply to:

          (1)   Liens (as defined below) existing on the date of the Senior Indenture;

          (2)   Liens existing on property of, or on any shares of stock or Indebtedness (as defined below) of, any corporation at the time such corporation becomes a Consolidated Subsidiary;

          (3)   Liens in favor of us or a Consolidated Subsidiary;

          (4)   Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

          (5)   Liens existing on property, shares of stock or Indebtedness at the time of acquisition thereof (including acquisition through merger or consolidation) or Liens to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof or to secure any Indebtedness incurred prior to, at the time of, or within 360 days after the later of the acquisition, completion of such construction, installation, renovation, improvement or development or the commencement of full operation of such property or within 360 days after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price or cost thereof; and

          (6)   certain extensions, renewals or refundings of any Liens referred to in the foregoing clauses (1) through (5).

        Notwithstanding the foregoing, we and one or more Consolidated Subsidiaries may incur, create, assume, guarantee or otherwise become liable with respect to Secured Debt that would otherwise be subject to the foregoing restrictions if, after giving effect thereto, the aggregate amount of all Secured Debt, together with the Discounted Rental Value (as defined below) in respect of sale and leaseback transactions subject to the restrictions discussed in the following paragraph (excluding sale and leaseback transactions exempted from such restrictions pursuant to clause (1) or (2) of the last sentence of such paragraph), would not exceed 10% of consolidated Net Tangible Assets (as defined below) of us and our Consolidated Subsidiaries.

Limitations on Sale and Leaseback Transactions

        We will not, nor will we permit any Consolidated Subsidiary to, sell and lease back any Principal Domestic Property (as defined below) unless:

          (1)   the sale has occurred within 360 days after the later of the acquisition, completion of construction or commencement of full operations of the Principal Domestic Property;

          (2)   we or such Consolidated Subsidiary could subject such Principal Domestic Property to a Lien pursuant to the provisions described above under "—Limitation on Liens" in an amount equal to the Discounted Rental Value with respect to the sale and leaseback transaction without equally and ratably securing the senior debt securities; or

          (3)   we or such Consolidated Subsidiary, within 120 days after such sale, applies or causes to be applied to the retirement of our or its Funded Debt (as defined below) an amount (subject to credits for certain voluntary retirements of Funded Debt) not less than the greater of (a) the net proceeds of the sale of the Principal Domestic Property leased pursuant to such arrangement or (b) the fair value (as determined in any manner approved by our Board of Directors) of the Principal Domestic Property so leased.

        This restriction will not apply to any sale and leaseback transaction (1) between us and a Consolidated Subsidiary or between Consolidated Subsidiaries or (2) involving the sale or transfer of any Principal Domestic Property with a lease for a period, including renewals, of not more than three years.

Certain Definitions

        "Consolidated Subsidiary" means any Subsidiary included in our and our Subsidiaries' financial statements prepared on a consolidated basis in accordance with generally accepted accounting principles.

        "Current Liabilities" means all Indebtedness that may properly be classified as current liabilities in accordance with generally accepted accounting principles.

        "Discounted Rental Value" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent (after deducting the amount of rent to be received by such Person under noncancelable subleases) required to be paid by such Person under such lease during the remaining noncancelable term thereof (including any such period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum of 11 3/4%. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. If and to the extent the amount of any rent during any future period is not definitely determinable under the lease in question, the amount of such rent shall be estimated in such reasonable manner as our Board of Directors may in good faith determine.

        "Funded Debt" means all Indebtedness maturing one year or more from the date of the creation thereof, all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more, even though such Indebtedness may also conform to the definition of Short-Term Borrowing.

        "Indebtedness" as applied to a Person, means, as of the date on which Indebtedness is to be determined (a) all items (except items of capital stock or of surplus or of deferred credits or minority interest in Subsidiaries) which, in accordance with generally accepted accounting principles in effect from time to time, would be included in determining total liabilities, as shown on the liability side of a balance sheet of such Person; (b) all indebtedness secured by any mortgage on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby has been assumed; and (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse, agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has otherwise become directly or indirectly liable. For purposes of computing Indebtedness of any Person, there shall be excluded any particular Indebtedness which meets one or more of the following categories:

          (i)    Indebtedness with respect to which sufficient cash or cash equivalents or securities have been deposited in trust to provide for the full payment, redemption or satisfaction of the principal of, premium, if any, and interest to accrue on, such Indebtedness to the stated maturity thereof or to the date of prepayment thereof, as the case may be, and, as a result of such deposit, such particular Indebtedness, in accordance with generally accepted accounting principles, is no longer required to be reported on a balance sheet of such Person as a liability, and such cash or cash equivalents or securities are not required to be reported as an asset;

          (ii)   Indebtedness which is not classified as Indebtedness under clause (a) of this definition and which arises from any commitment of such Person relating to pipeline operations to pay for property or services substantially without regard to the non-delivery of such property or the non-furnishing of such services; or

          (iii)  Indebtedness which is not classified as Indebtedness under clause (a) of this definition and which is payable solely out of certain property or assets of such Person, or is secured by a mortgage on certain property or assets owned or held by such Person, in either case without any further recourse to or liability of such Person, to the extent such Indebtedness exceeds (x) if such Person records such property or assets on its books, the value for such property or assets recorded on such books or (y) if such Person does not record such property or assets on its books, (1) if such Indebtedness is a general obligation of the entity which does record such property or assets on its books, the net investment in or advances to such entity as recorded on the books of such Person or (2) if such Indebtedness is payable solely out of certain property or assets of such entity, the lesser of the value for such property or assets recorded on the books of such entity or the net investment in or advances to such entity as recorded on the books of such Person, in each case determined in accordance with generally accepted accounting principles.

        "Lien" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance to secure Indebtedness for borrowed money but excluding any security interest which a lessor may be deemed to have under a lease and any lien which may be deemed to exist under a Production Payment or under any subordination arrangement.

        "Net Tangible Assets" of any specified Person means the total of all assets properly appearing on a balance sheet of such Person prepared in accordance with generally accepted accounting principles, after deducting from such total, without duplication of deductions, (1) all Current Liabilities of such Person; (2) that portion of the book amount of all such assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, all such items as goodwill, trademarks, trade names, brands, copyrights, patents, licenses and rights with respect to the foregoing and unamortized debt discount and expense; and (3) the amount, if any, at which any stock of such Person appears on the asset side of such balance sheet.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Principal Domestic Property" means any (1) developed oil or gas producing property or (2) processing or manufacturing plant, in each case which we or any Consolidated Subsidiary own or lease as of the date of the Senior Indenture or thereafter and which is located in the continental United States (provided, however, that any such property or plant declared by our Board of Directors by board resolution not to be of material importance to our or our Consolidated Subsidiaries' business, taken as a whole, will be excluded from the foregoing definition).

        "Production Payment" means any economic interest in oil, gas or mineral reserves which (1) entitles the holder thereof to a specified share of future production from such reserves, free of the costs and expenses of such production, and (2) terminates when a specified quantity of such share of future production from such reserves has been delivered or a specified sum has been realized from the sale of such share of future production from such reserves.

        "Secured Debt" means any Indebtedness of us or any Consolidated Subsidiary, secured by a Lien on any Principal Domestic Property or on any shares of stock or on any Indebtedness of any Consolidated Subsidiary which owns any Principal Domestic Property.

        "Short-Term Borrowing" means all Indebtedness in respect of borrowed money maturing on demand or within one year from the date of the creation thereof and not directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof; provided that Indebtedness in respect of borrowed money arising under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of one year or more will constitute Funded Debt and not Short-Term Borrowing, even though it matures on demand or within one year from the date as of which such Short-Term Borrowing is to be determined.

        "Subsidiary" means a corporation, association, partnership or other business entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our other Subsidiaries, or by us and one or more of our other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors or persons performing similar functions, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Consolidation, Merger or Sale

        The Senior Indenture generally permits us to consolidate with, merge into or convey, transfer or lease our properties and assets substantially as an entirety, to any Person, so long as, immediately after giving effect to such transaction, no event of default under the Senior Indenture or event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing. However, any successor or acquiror of such assets must assume all of our obligations under the Senior Indenture and the senior debt securities and be organized and existing under U.S. laws.

Events of Default Under the Senior Indenture

        The following are events of default under the Senior Indenture with respect to each series of senior debt securities issued:

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  failure to pay any installment of interest upon any senior debt security of such series when it becomes due and payable, and continuance of such failure to pay for a period of 30 days; or

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  failure to pay the principal of any senior debt security of such series when due;

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  failure to perform or breach of any other covenant or warranty contained in the senior debt securities or the Senior Indenture (other than a covenant specifically benefiting only another series of senior debt securities), and the continuance of such failure for a period of 60 days after we receive notice from the Senior Indenture Trustee or holders of at least 25% in principal amount of the outstanding senior debt securities of that series;

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  acceleration of more than $50,000,000 of our debt for borrowed money, without such debt having been discharged or such acceleration having been rescinded or annulled within a period of 20 days after we receive notice from the Senior Indenture Trustee or holders of at least 25% in principal amount of the outstanding senior debt securities of that series;

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  certain events of bankruptcy, insolvency or reorganization relating to us; and

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  any other event of default specified in the prospectus supplement or pricing supplement, if any, relating to that series of senior debt securities.

        If an event of default with respect to senior debt securities of any series occurs and is continuing, the Senior Indenture Trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series, by notice in writing to us (and to the Senior Indenture Trustee if notice is given by such holders), may declare the principal of (or if such senior debt securities are discount securities, the portion of the principal amount specified in the applicable prospectus supplement or pricing supplement, if any), and accrued interest, if any, due and payable immediately.

        The holders of a majority in principal amount of the outstanding senior debt securities of an affected series may waive any past default with respect to that series and its consequences, except defaults regarding:

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  payment of principal or interest; or

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  covenants that cannot be modified or amended without the consent of the holder of each outstanding senior debt security of such series affected (as described under "—Modification of Senior Indenture; Waiver" below).

        Any waiver shall cure such default and the corresponding event of default.

        Subject to the terms of the Senior Indenture, the Senior Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders of the applicable series of senior debt securities, unless the holders have offered the Senior Indenture Trustee reasonable security or indemnity. The holders of a majority in principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Indenture Trustee, or exercising any trust or power conferred on the Senior Indenture Trustee, with respect to the senior debt securities of that series, provided that:

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  the direction given to the Senior Indenture Trustee is not in conflict with any law or the Senior Indenture;

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  the Senior Indenture Trustee may take any other action deemed proper by it which is not inconsistent with that direction; and

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  the Senior Indenture Trustee has not determined that the action would be unjustly prejudicial to the holders not involved in the proceeding.

        A holder of the senior debt securities of any series will have the right to institute a proceeding under the Senior Indenture or to appoint a receiver or trustee, or to seek other remedies only if:

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  the holder has given written notice to the Senior Indenture Trustee of a continuing event of default with respect to that series;

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  the holders of at least 25% in principal amount of the outstanding senior debt securities of that series have made written request to, and have offered reasonable indemnity to, the Senior Indenture Trustee to institute the proceedings as trustee; and

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  the Senior Indenture Trustee does not institute the proceeding, and does not receive from the holders of a majority in principal amount of the outstanding senior debt securities of that series other conflicting directions, within 60 days after the notice, request and offer of indemnity.

        The Senior Indenture provides that no holder or group of holders of senior debt securities will have any right to affect, disturb or prejudice the rights of other holders, obtain or seek priority or preference over another holder or enforce its rights under the Senior Indenture except as provided in the Senior Indenture for the equal and ratable benefit of all holders.

        These limitations do not apply to a suit instituted by a holder of senior debt securities if we default in the payment of the principal of or interest on the senior debt securities.

        We will periodically file statements with the Senior Indenture Trustee regarding our compliance with the conditions and covenants in the Senior Indenture.

Modification of Senior Indenture; Waiver

        We and the Senior Indenture Trustee may amend or supplement the Senior Indenture without the consent of any holders to, among other things:

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  evidence our succession by another person and the assumption by such person of our covenants in the Senior Indenture and the corresponding series of securities;

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  add to our covenants, agreements and obligations for the benefit of the holders of all senior debt securities or any series thereof, or to surrender any right or power the Senior Indenture confers upon us;

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  evidence and provide for the acceptance of appointment under the Senior Indenture of a successor Senior Indenture Trustee with respect to the securities of one or more series;

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  cure any ambiguity or correct any inconsistency in the Senior Indenture or make other provisions with respect to matters or questions arising under the Senior Indenture;

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  add, change or eliminate any provisions of the Senior Indenture (which addition, change or elimination may apply to one or more series of senior debt securities), provided that the addition, change or elimination neither (a) applies to any security of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of the provision nor (b) modifies the rights of holders of those securities with respect to those modified provisions;

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  secure the senior debt securities; or

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  change anything else that does not adversely affect the interests of any holder of senior debt securities.

        In addition, under the Senior Indenture, the rights of holders of a series of senior debt securities may be changed by us and the Senior Indenture Trustee with the written consent of the holders of at least a majority in principal amount of the outstanding senior debt securities of each series that is affected. However, no amendment or supplement may be made without the consent of the holder of each outstanding senior debt securities affected if such amendment or waiver would, among other things:

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  change the stated maturity of principal of, or any installment of principal or interest on, such senior debt securities;

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  reduce the principal amount of a discount security payable upon declaration of acceleration;

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  reduce the principal amount of, or the rate of interest on, or reduce any premium payable on, any of the senior debt securities;

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  change the place or currency of payment of principal or interest, if any, on any of the senior debt securities;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any of the senior debt securities; and

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  modify any of the foregoing requirements or reduce the percentage of senior debt securities, the holders of which are required to consent to any amendment or waiver of any covenant or past default.

Form, Exchange and Transfer

        The senior debt securities of each series may be issued as registered securities, as bearer securities (with or without coupons) or both. Unless otherwise specified in the applicable prospectus supplement or the pricing supplement, if any, registered securities will be issued in denominations of $1,000 and any integral multiple thereof and bearer securities will be issued in denominations of $5,000 and $100,000. Subject to the terms of the Senior Indenture and the limitations applicable to global securities described in the applicable prospectus supplement or the pricing supplement, if any, registered securities will be exchangeable for other registered securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the Senior Indenture and the limitations applicable to global senior debt securities set forth in the applicable prospectus supplement or pricing supplement, if any, senior debt securities issued as registered securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the registrar or at the office of any transfer agent we designate for that purpose. Bearer securities will not be issued in exchange for registered securities. Unless otherwise provided in the senior debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have appointed the Senior Indenture Trustee as registrar. Any transfer agent (in addition to the registrar) initially designated by us for any senior debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the senior debt securities of each series.

        If the senior debt securities of any series are to be redeemed, we will not be required to:

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  issue, register the transfer of, or exchange any senior debt securities of, that series during a period beginning at the opening of business 15 days before any selection of senior debt securities for redemption and ending, in the case of registered securities, at the close of business on the day of mailing of the relevant notice of redemption and, in the case of bearer securities, the first publication date of the notice, or if the senior debt securities of that series are also issuable as registered securities and there is no publication, at the close of business on the day of mailing of the notice;

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  in the case of registered securities, register the transfer of or exchange any senior debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

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  in the case of bearer securities, exchange any senior debt securities so selected for redemption, except to exchange a bearer security for a registered security that is immediately surrendered for redemption.

Global Senior Debt Securities

        The senior debt securities of each series may be issued in whole or in part in global form. A senior debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement or pricing supplement, if any. A global senior debt security may be issued in either registered or bearer form and in either temporary or definitive form. A global senior debt security may not be transferred, except as a whole, among the depositary for that senior debt security and/or its nominees and/or successors. If any senior debt securities of a series are issuable as global senior debt securities, the applicable prospectus supplement or pricing supplement, if any, will describe any circumstances when beneficial owners of interests in that global senior debt security may exchange their interests for definitive senior debt securities of like series and tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on that global senior debt security and the specific terms of the depositary arrangement with respect to that global senior debt security.

Discharge

        Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, we may terminate at any time our obligations under the Senior Indenture with respect to any series of senior debt securities (other than certain limited obligations, such as the obligation to transfer and exchange senior debt securities of that series) by (1)(a) delivering all of the outstanding securities of that series to the Senior Indenture Trustee to be cancelled or (b) depositing with the Senior Indenture Trustee in trust funds or non-callable United States government or government-guaranteed obligations sufficient without reinvestment to pay all remaining principal and interest on the series of senior debt securities and (2) complying with selected other provisions of the Senior Indenture.

        If we elect to discharge our obligations by depositing United States obligations as described above, that election under present law is likely to be treated for United States federal income tax purposes as a redemption of the senior debt securities of that series prior to maturity in exchange for the property deposited in trust. If so, each holder that acquired the senior debt securities on original issuance would generally recognize, at the time of discharge, gain or loss for United States federal income tax purposes measured by the difference between (1) the sum of (a) the amount of any cash and (b) the fair market value of any property deposited in trust deemed received by such holder (unless attributable to accrued interest) and (2) such holder's tax basis in the senior debt securities deemed surrendered. After the discharge, each such holder would be treated as if it held an undivided interest in the cash (or investments made therewith) and the property held in trust. Each such holder would generally be subject to tax liability in respect of interest income and original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a discharged senior debt security would not receive cash (except for current payments of interest on that senior debt security) until the maturity or earlier redemption (or, if applicable, repurchase by us at the option of the holder) of that senior debt security. United States federal income tax treatment of this nature could affect the purchase price that a holder would receive upon the sale of the senior debt securities. You are urged to consult with your tax advisor regarding the tax consequences of the discharge of our obligations.

Information Concerning the Senior Indenture Trustee

        The Senior Indenture Trustee, other than during the occurrence and continuance of an event of default under the Senior Indenture, undertakes to perform only those duties as are specifically set forth in the Senior Indenture and, upon an event of default under the Senior Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Senior Indenture Trustee is under no obligation to exercise any of the rights or powers given it by the Senior Indenture at the request or direction of any holder of senior debt securities unless the Senior Indenture Trustee is offered reasonable security or indemnity by that holder against the costs, expenses and liabilities that it might incur. The Senior Indenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

        The Bank of New York Mellon is a participating lender under our revolving credit agreement and provides commercial banking services to us and our affiliates. The Bank of New York Mellon Trust Company, N.A. is the Senior Indenture Trustee. However, if The Bank of New York Mellon Trust Company, N.A. acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate the conflict or resign.

Payment and Payment Agents

        The person in whose name a senior debt security is registered will be treated as the owner of such security for the purpose of receiving payment of principal and, unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest on such security and for all other purposes.

        Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, payment of interest on any senior debt securities (other than bearer securities) on any interest payment date will be made to the person in whose name those senior debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the interest. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, principal and interest on the senior debt securities of a particular series will be payable at the office of the paying agents that we designate, except that payments of interest (other than interest on bearer securities) may, at our option, be made by wire transfer or check mailed to the address of the person entitled thereto. Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, any payment of an installment of interest on any bearer security will be made only if the coupon relating to the interest installment is surrendered.

        We will be required to maintain a paying agent in each place of payment for the senior debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, the corporate trust office of the Senior Indenture Trustee in The City of New York will be designated as sole paying agent for payments with respect to senior debt securities (other than bearer securities). Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, payment of principal and interest, if any, on bearer securities will be made subject to any applicable laws and regulations, at the office of a paying agent outside the United States as we may designate.

        All moneys that we pay to a paying agent or the Senior Indenture Trustee for the payment of the principal or interest, if any, on any senior debt securities which remain unclaimed at the end of two years after that principal or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

        Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest shall be computed, for fixed rate securities, on the basis of a 360-day year comprised of twelve 30-day months, and, for variable rate securities, on the basis of the actual number of days in the interest period divided by 360.

Governing Law

        The Senior Indenture and senior debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act shall be applicable.

 PLAN OF DISTRIBUTION

        We may sell the senior debt securities being offered hereby in one or more of the following ways from time to time:

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  to underwriters or dealers for resale to the public or to institutional investors;

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  directly to institutional investors;

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  directly to agents;

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  directly to a limited number of purchasers or to a single purchaser;

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  through agents to the public or to institutional investors;

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  if indicated in the prospectus supplement, pursuant to delayed delivery contracts or by remarketing firms; or

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  through a combination of any of the previous methods of sale.

        The prospectus supplements and pricing supplements, if any, will set forth the terms of the offering of each series of senior debt securities, including the name or names of any underwriter, dealers or agents, the purchase price of the senior debt securities and the proceeds to us from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the senior debt securities may be listed.

        If underwriters or dealers are used in the sale, the senior debt securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including privately negotiated transactions, at a fixed public offering price or prices, which may be changed, in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act, at prices related to prevailing market prices or at negotiated prices or varying prices determined at the time of sale.

        Unless otherwise set forth in a prospectus supplement or a pricing supplement, if any, the obligations of the underwriters to purchase any series of senior debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the series of senior debt securities, if any are purchased.

        If a dealer is utilized in the sale of senior debt securities, we will sell the senior debt securities to the dealer, as principal. The dealer may then resell the senior debt securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

        Senior debt securities may also be offered and sold, if so indicated in the prospectus supplement or a pricing supplement, if any, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement or a pricing supplement, if any.

        Underwriters, agents, dealers and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, and to reimbursement by us for certain expenses. Underwriters, agents, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

        Each series of senior debt securities will be a new issue of senior debt securities and will have no established trading market. Unless otherwise specified in the applicable prospectus supplement or pricing supplement, the senior debt securities will not be listed on a national securities exchange. Any underwriters to whom we sell senior debt securities for public offering and sale may make a market in those senior debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

 LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement accompanying this prospectus, Linda S. Peterson, our Associate General Counsel, will provide opinions regarding the authorization and validity of the senior debt securities. Any underwriters will be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

        The consolidated financial statements and financial statement schedule of Occidental Petroleum Corporation and its subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements refers to changes in accounting for uncertain tax positions, defined benefit pension and other postretirement plans and share-based payments.

        Ryder Scott Company, L.P., independent petroleum engineering consultants, reviewed Occidental's oil and gas estimation process, which review information is included in Occidental's Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus. Ryder Scott's review information is incorporated by reference herein in reliance upon the authority of said firm in such matters.

Occidental Petroleum Corporation

$600,000,000 1.45% Senior Notes due 2013

$700,000,000 2.50% Senior Notes due 2016

$1,300,000,000 4.10% Senior Notes due 2021

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays Capital	BofA Merrill Lynch	J.P. Morgan

Citi	Wells Fargo Securities

BNP PARIBAS	BNY Mellon Capital Markets, LLC	RBS	Scotia Capital
UBS Investment Bank	Mitsubishi UFJ Securities	Credit Suisse	Mizuho Securities USA Inc.
SOCIETE GENERALE	BBVA Securities	Banca IMI	ING
Standard Chartered Bank		The Williams Capital Group, L.P.

December 13, 2010